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             [QUEENS COUNTY BANCORP, INC. news release LETTERHEAD]



Release Date:  November 20, 1997                Contact: Ilene A. Angarola
                                                         Vice President
                                                         Investor Relations
                                                         718-359-6400, ext. 275



                 QUEENS COUNTY BANCORP SETS ANNUAL MEETING DATE


Flushing, New York, November 20, 1997 - Queens County Bancorp (Nasdaq: QCSB) today announced that April 22, 1998 has been established as the date of its Annual Meeting of Shareholders. The meeting will commence at 10:00 a.m., Eastern Standard Time, and will be held at the Sheraton LaGuardia East Hotel in Flushing, New York.

The date of record for voting at the Annual Meeting has been set as March 6, 1998; proxy materials will be mailed, together with the Company's 1997 Annual Report to Shareholders, on or about March 20, 1998.

Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. The Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. At September 30, 1997, the Company had assets of $1.5 billion, deposits of $1.1 billion, and a book value of $19.89 per share. Information about the Company's financial performance may be accessed at: http://www.businesswire.com/cnn/qcsb.htm

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